Exhibit 99.1

News

FOR IMMEDIATE RELEASE

Media Contact:

Bryce McDevitt

+1 703.851.4425

Bryce.McDevitt@Parsons.com

Investor Relations Contact:

Dave Spille

+ 1 571.655.8264

Dave.Spille@parsons.com

Parsons Corporation appoints Carey Smith to Board of Directors

CENTREVILLE, VA (December 21, 2020) – Parsons Corporation (NYSE: PSN) announced today that Carey Smith, president and chief operating officer at Parsons, has been appointed to the company’s board of directors.

Smith is responsible for Parsons’ global operations and implementing the corporate growth strategy built on continuous technology innovation.

“Carey has been central to our growth and success since joining Parsons,” said Chuck Harrington, Chairman and Chief Executive Officer of Parsons Corporation. “Her proven track record at Parsons, operational leadership, proximity to our customers and their needs, and experience on other boards make her a natural addition to our board. On behalf of my fellow directors, I am pleased to welcome Carey to the board and look forward to her immediate contributions.”

“It’s been an honor working with my Parsons colleagues to deliver a better world and I am eager to be a member of the Board to drive continued innovation and growth,” said Carey Smith, president and Chief Operating Officer. “We will continue solving our customers’ most difficult challenges with differentiated products and solutions.”

Smith joined Parsons in 2016 as president of the firm’s Federal Solutions business where she helped shape and grow the current portfolio. She was appointed COO in 2018 when the company merged its Federal Solutions and Critical Infrastructure business segments to better position for technologically converged defense, intelligence and critical infrastructure markets and provide greater value for our customers. In 2019, she was promoted to president and COO.

Smith received an honorary doctorate degree from Ohio Northern University, a master’s degree in electrical engineering from Syracuse University and a bachelor’s degree in electrical engineering from Ohio Northern University. She serves on the boards of Edison International, the U.S. Geospatial Intelligence Foundation and the Professional Services Council and has received numerous industry awards.

To learn more about the Parsons’ board, please visit: https://www.parsons.com/about/leadership/

About Parsons Corporation

Parsons (NYSE: PSN) is a leading disruptive technology provider in the global defense, intelligence, and critical infrastructure markets, with capabilities across cybersecurity, missile defense, space, connected infrastructure, and smart cities. Please visit parsons.com and follow us on LinkedIn and Facebook to learn how we’re making an impact.